EXHIBIT 5.1

BUKER, JONES & HALEY, P.C.

ATTORNEYS AT LAW

SOUTH TERRACES, SUITE 170

115 PERIMETER CENTER PLACE

ATLANTA, GEORGIA 30346-1238

RICHARD W. JONES

www.corplaw.net

Telephone 770-804-0500

email: jones@corplaw.net

Facsimile  770-804-0509

July 21, 2004

Board of Directors

Action Industries, Inc.

410 Balsam Street

Liverpool, New York 13090

Re:  Action Industries, Inc. -- Registration Statement on Form S-B2

Gentlemen:

We have acted as special counsel to action Industries, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 1,000,000 shares (the "Shares") of its $.001 par value common stock (the "Common Stock").

The opinion hereinafter set forth is given to the Company pursuant to Item 27 of Form SB-2 and Item 601 of Regulation SB.  The only opinion rendered by this firm consists of the matter set forth in numbered paragraph (1) below (our "Opinion"), and no other opinion is implied or to be inferred beyond such matters. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the record of corporate proceedings, and factual statements made to us by the officers and directors of the Company.  In making all of our examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.  We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter or law of any other state or jurisdiction. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

Based upon and subject to the foregoing, we are of the following opinion:

(1)  the Shares, when issued against payment in full of the purchase price, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

BUKER, JONES & HALEY, P.C.

By: /s/ RICHARD W. JONES

Richard W. Jones, Esq.

Partner

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